Filed Pursuant to Rule 433

Free Writing Prospectus

Registration Statement No. 333-222869

Pricing Term Sheet

Pricing Term Sheet

Dated as of April 29, 2019

Norfolk Southern Corporation

$200,000,000 3.800% Senior Notes due 2028 (Reopening)

$400,000,000 4.100% Senior Notes due 2049

$200,000,000 5.100% Senior Notes due 2118 (Reopening)

The following information, which should be read in conjunction with the Preliminary Prospectus Supplement dated April 29, 2019 (the “Preliminary Prospectus Supplement”), supplements, and to the extent it is inconsistent with replaces, the information set forth in the Preliminary Prospectus Supplement.

$200,000,000 3.800% Senior Notes due 2028 (Reopening)

Issuer:	Norfolk Southern Corporation

Reopening:	The 3.800% Senior Notes due 2028 offered hereby and by the Preliminary Prospectus Supplement constitute a further issuance of, and will be consolidated and form a single series of debt securities with, the $400,000,000 aggregate principal amount of the 3.800% Senior Notes due 2028 issued by us on August 2, 2018 (collectively, the “2028 Notes”). The 2028 Notes offered hereby and by the Preliminary Prospectus Supplement will have the same CUSIP number as the $400,000,000 aggregate principal amount of 2028 Notes previously issued on August 2, 2018. Following the issuance of the $200,000,000 aggregate principal amount of 2028 Notes offered hereby and by the Preliminary Prospectus Supplement, the aggregate principal amount of the 2028 Notes outstanding will be $600,000,000.

Format:	SEC Registered

Denominations:	$2,000 x $1,000

Ratings* (Moody’s / S&P):	Baa1 / BBB+

Trade Date:	April 29, 2019

Settlement Date:	May 8, 2019 (T+7)

Principal Amount:	$200,000,000

Maturity Date:	August 1, 2028

Benchmark Treasury:	2.625% due February 15, 2029

Benchmark Treasury Price / Yield:	100-23 / 2.541%

Spread to Benchmark Treasury:	T + 83 basis points

Yield to Maturity:	3.371%

Coupon:	3.800%

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2019

Public Offering Price:	103.299% of the principal amount, plus accrued interest from and including February 1, 2019 in the amount of $2,047,777.78

Optional Redemption:	Any time at the following redemption price: (i) if the notes are redeemed prior to the date that is three months prior to the Maturity Date, the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury Yield (as defined in the Preliminary Prospectus Supplement) plus 15 basis points, and (ii) if the notes are redeemed on or after the date that is three months prior to the Maturity Date, 100%

CUSIP# / ISIN#:	655844 BZ0 / US655844BZ09

$400,000,000 4.100% Senior Notes due 2049

Issuer:	Norfolk Southern Corporation

Description of Securities:	$400,000,000 4.100% Senior Notes due 2049

Format:	SEC Registered

Denominations:	$2,000 x $1,000

Expected Ratings* (Moody’s / S&P):	Baa1 / BBB+

Trade Date:	April 29, 2019

Settlement Date:	May 8, 2019 (T+7)

Principal Amount:	$400,000,000

Maturity Date:	May 15, 2049

Benchmark Treasury:	3.375% due November 15, 2048

Benchmark Treasury Price / Yield:	108-02 / 2.963%

Spread to Benchmark Treasury:	T + 118 basis points

Yield to Maturity:	4.143%

Coupon:	4.100%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2019

Public Offering Price:	99.264% of the principal amount

Optional Redemption:	Any time at the following redemption price: (i) if the notes are redeemed prior to the date that is six months prior to the Maturity Date, the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury

Yield (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, and (ii) if the notes are redeemed on or after the date that is six months prior to the Maturity Date, 100%.

CUSIP# / ISIN#:	655844 CC0 / US655844CC05

$200,000,000 5.100% Senior Notes due 2118 (Reopening)

Issuer:	Norfolk Southern Corporation

Reopening:	The 5.100% Senior Notes due 2118 offered hereby and by the Preliminary Prospectus Supplement constitute a further issuance of, and will be consolidated and form a single series of debt securities with, the $600,000,000 aggregate principal amount of the 5.100% Senior Notes due 2118 issued by us on August 2, 2018 (collectively, the “2118 Notes”). The 2118 Notes offered hereby and by the Preliminary Prospectus Supplement will have the same CUSIP number as the $600,000,000 aggregate principal amount of 2118 Notes previously issued on August 2, 2018. Following the issuance of the $200,000,000 aggregate principal amount of 2118 Notes offered hereby and by the Preliminary Prospectus Supplement, the aggregate principal amount of the 2118 Notes outstanding will be $800,000,000.

Format:	SEC Registered

Denominations:	$2,000 x $1,000

Ratings* (Moody’s / S&P):	Baa1 / BBB+

Trade Date:	April 29, 2019

Settlement Date:	May 8, 2019 (T+7)

Principal Amount:	$200,000,000

Maturity Date:	August 1, 2118

Benchmark Treasury:	3.375% due November 15, 2048

Benchmark Treasury Price / Yield:	108-02 / 2.963%

Spread to Benchmark Treasury:	T + 193 basis points

Yield to Maturity:	4.893%

Coupon:	5.100%

Interest Payment Dates:	February 1 and August 1, commencing August 1, 2019

Public Offering Price:	104.187% of the principal amount, plus accrued interest from and including February 1, 2019 in the amount of $2,748,333.33

Optional Redemption:	Any time at the following redemption price: (i) if the notes are redeemed prior to the date that is six months prior to the Maturity Date, the greater of 100% or the make-whole amount at a discount rate equal to the applicable Treasury Yield (as defined in the Preliminary Prospectus Supplement) plus 30 basis points, and (ii) if the notes are redeemed on or after the date that is six months prior to the Maturity Date, 100%

CUSIP# / ISIN#:	655844 CB2 / US655844CB22

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC

Co-Managers:

Capital One Securities, Inc.

Fifth Third Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement and a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the representatives of the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or Goldman Sachs & Co. LLC at 1-866-471-2526. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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